Tauber & Balser, P.C.
                       Certified Public Accountants
                          3340 Peachtree Road
                               Suite 250
                           Atlanta, Georgia 30326

                  INDEPENDENT AUDITORS' CONSENT


As independent auditors of Innovative Coatings Corporation ("ICC"), we hereby consent to the incorporation in the Form 10-SB/A to be filed on or about July 12, 2001 of our report dated May 15, 2000, relating to the consolidated balance sheet of ICC as of December 31, 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, and our report dated April 26, 2001, relating to the consolidated balance sheet of ICC as of December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2000.

/s/ Tauber & Balser, P.C.

Tauber & Balser, P.C.
Atlanta, Georgia
July 12, 2001